Exhibit 8.1

609 Main Street

Houston, TX 77002

United States

+1 713 836 3600

www.kirkland.com

April 8, 2026

Mach Natural Resources LP

14201 Wireless Way, Suite 300
Oklahoma City, Oklahoma 73134

Re: Mach Natural Resources LP

To the addressee set forth above:

We have acted as special tax counsel to Mach Natural Resources LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of (i) the registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 30, 2025 and declared effective on December 12, 2025 (as amended, the “Registration Statement”), (ii) the prospectus related thereto (the “Base Prospectus”), and (iii) the Base Prospectus, as supplemented by the final prospectus supplement dated as of April 8, 2026 (the “Prospectus”), pursuant to which certain unitholders are offering to sell up to 10,350,000 common units representing limited partner interests in the Partnership.

This opinion is based on various facts and assumptions, and is conditioned upon certain representations made by the Partnership as to factual matters through a certificate of an officer of the Partnership (the “Officer’s Certificate”). In addition, this opinion is based upon factual representations of the Partnership concerning its business, properties and governing documents as set forth in the Registration Statement, the Prospectus and the Partnership’s responses to our examinations and inquiries.

In our capacity as special tax counsel to the Partnership, we have, with your consent, made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments, as we have deemed necessary or appropriate for purposes of this opinion. In our examination, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures thereon, the legal capacity of natural persons executing such documents and the conformity to authentic original documents of all documents submitted to us as copies. For the purpose of our opinion, we have not made an independent investigation or audit of the facts set forth in the above-referenced documents or representations. In addition, in rendering this opinion we have assumed the truth and accuracy of all representations and statements made to us, which are qualified as to knowledge or belief, without regard to such qualification.

Mach Natural Resources LP
April 8, 2026

Based on the facts, assumptions and representations and subject to the limitations set forth herein and in the Registration Statement, the Prospectus and the Officer’s Certificate, the statements in the Prospectus under the caption “Material U.S. Federal Income Tax Consequences,” insofar as such statements purport to constitute summaries of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitute the opinion of Kirkland & Ellis LLP as to the material U.S. federal income tax consequences of the matters described therein. This opinion relates solely to the specific matters set forth above, and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local or foreign laws or with respect to other areas of U.S. federal taxation.

This opinion is rendered to you as of the date hereof, and we undertake no obligation to update this opinion subsequent to the date hereof. This opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters. Our opinion is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurances can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not affect the conclusions stated in this opinion. Any variation or difference in the facts from those set forth in the Registration Statement, the Prospectus, the Officer’s Certificate or any other documents upon which we have relied as described above may affect the conclusions stated herein.

This opinion is furnished to you, and is for your use in connection with the transactions set forth in the Prospectus. This opinion may not be relied upon by you for any other purpose or furnished to, assigned to, quoted to or relied upon by any other person, firm or other entity, for any purpose, without our prior written consent, except that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law.

We hereby consent to the filing of this opinion as an Exhibit 8.1 to the Partnership’s Current Report on Form 8-K and to the incorporation by reference of this opinion to the Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission promulgated thereunder.

Sincerely,

/s/ Kirkland & Ellis LLP
Kirkland & Ellis LLP